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                                                                     EXHIBIT 4.6

                                                               EXECUTION VERSION
                                                    INTEL/CLEARWIRE CONFIDENTIAL

                            INVESTOR RIGHTS AGREEMENT

     THIS INVESTOR RIGHTS AGREEMENT (the "AGREEMENT") dated as of August 29, 2006, is by and among Clearwire Corporation, a Delaware corporation (the "COMPANY"), Intel Pacific, Inc., a Delaware corporation ("INTEL"), and Motorola, Inc., a Delaware corporation ("MOTOROLA") (Intel and Motorola individually, an "INVESTOR," and collectively, the "INVESTORS").

     WHEREAS, the Investors have acquired and hold as of the date of this Agreement shares of Class A common stock, $0.0001 par value (the "CLASS A COMMON STOCK"), and Class B common stock, $0.0001 par value (the "CLASS B COMMON STOCK"), of the Company, including those shares purchased by Intel under that certain Common Stock Purchase Agreement dated as of June 28, 2006 (the "STOCK PURCHASE AGREEMENT"), and by Motorola under that certain Subscription Agreement dated as of June 30, 2006, or other securities convertible into shares of Class A Common Stock; and

     WHEREAS, the Company wishes to grant certain registration rights with respect to the shares of stock of the Company issued to the Investors, as provided further herein.

     NOW THEREFORE, in consideration of the promises herein contained and other good and valuable consideration, the parties hereto agree as follows:

     1. Definitions. As used in this Agreement:

          (i) the term "ACT" means the Securities Act of 1933, as amended, and the rules and regulations thereunder;

          (ii) the term "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "CONTROL" (including, with correlative meanings, the terms "CONTROLLING," "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as used with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person whether through the ownership of voting securities or by agreement or otherwise.

          (iii) the term "COMMISSION" means the Securities and Exchange Commission or any other federal agency at the time administering the Act;

          (iv) the term "COMMON STOCK" means any and all classes of the Company's common stock as authorized pursuant to the Company's Amended Restated Certificate of Incorporation, as may be amended or restated from time to time;

          (v) the term "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder;

          (vi) the term "HOLDER" means an Investor, as long as such Investor owns Registrable Securities, any Affiliate of an Investor, and any Permitted Transferee of an Investor to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 14;


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          (vii) the terms "REGISTER," "REGISTERED" and "REGISTRATION" mean a registration effected by preparing and filing a registration statement in compliance with the Act (and any post-effective amendments filed or required to be filed) and the declaration or ordering of effectiveness of such registration statement;

          (viii) the term "PERMITTED TRANSFEREE" shall mean (i) any Affiliate of an Investor or other Holder, (ii) any Person who acquires at least 5,000,000 shares of Registrable Securities from an Investor or other Holder;

          (ix) the term "PERSON" means an individual, corporation, limited liability company, trust, partnership, general partnership, or other entity;

          (x) the term "REGISTRABLE SECURITIES" means (A) any Class A Common Stock, (B) any shares of Class A Common Stock issuable upon conversion of any Class B Common Stock of the Company, and (C) any Common Stock of the Company issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares of Class A Common Stock or Class B Common Stock, in each case, held by any stockholder of the Company from time to time, including the Holders;

          (xi) the term "REGISTRATION EXPENSES" means all third-party expenses incurred by the Company in compliance with Section 2 and Section 3 hereof, including, without limitation, all registration and filing fees, printing expenses, accounting fees and expenses, fees and disbursements of counsel for the Company, the underwriters and one special counsel for the selling Holders, if any, blue sky fees and expenses and the third-party expenses of any special audits incident to or required by any such registration (but excluding underwriters' and brokers' discounts and commissions);

          (xii) the term "WARRANT HOLDERS REGISTRATION RIGHTS AGREEMENT" means that certain Registration Rights Agreement, dated as of August 5, 2005, by and among the Company and the holders of warrants to acquire shares of the Company's common stock who are parties thereto, as it exists on the date hereof; and

          (xii) the term "WARRANT HOLDERS SHELF REGISTRATION" means a registration of the Company's securities effected pursuant to Section 2.1 of the Warrant Holders Registration Rights Agreement.

     2. Company Registration.

          (a) Right to Register. Whenever the Company proposes to register any of its Common Stock under the Act, whether for its own account or for the account of others (other than (i) a registration relating solely to employee benefit plans, (ii) a registration relating to a corporate reorganization or other transaction covered by Rule 145 under the Act, (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered) and the registration form to be used may be used for the registration of Registrable Securities (a "PIGGYBACK REGISTRATION"), the Company will: (a) give prompt written notice thereof to each Holder (which shall include a list of the jurisdictions in


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which the Company intends to attempt to qualify such securities under the applicable blue sky or other state securities laws) and (b) upon the written request of a Holder given within twenty (20) days after mailing of such notice by the Company, the Company shall, subject to the provisions of this Section 2, use commercially reasonable efforts to cause to be registered under the Act all of the Registrable Securities that the Holder has requested to be registered.

          (b) Right to Terminate Registration. The Company shall have the right to terminate, withdraw or delay any registration initiated by it under this
Section 2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Company shall give written notice of such determination to each Holder that has elected to include securities in such registration and, in the case of a determination to terminate or withdraw the registration statement, the Company shall be relieved of its obligation to register any Registrable Securities in connection with such registration statement, and in the case of a determination to delay effectiveness, the Company shall be permitted to delay effectiveness for any period. The expenses of such terminated, withdrawn or delayed registration shall be borne by the Company in accordance with Section 3(a)(iv).

          (c) Priority on Registrations. Each Holder acknowledges and agrees that its rights under this Section 2 shall be subject to cutback provisions imposed by a managing underwriter under Section 2(d). If, as a result of the cutback provisions of the preceding sentence, a Holder is not entitled to include all of its requested Registrable Shares in such registration, then the Holder may elect to withdraw its request to include any or all of its Registrable Shares in such registration.

          (d) Underwritten Offerings. In the event of an underwritten offering, the Company and each Holder shall make such arrangements with the underwriters so that such Holder may participate in the offering on the same terms as the Company and any other party selling securities in such offering. The Company shall not be required under this Section 2 to include any of a Holder's securities in such underwriting unless such Holder accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters) and enters into an underwriting agreement in customary form with an underwriter or underwriters selected by the Company, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, (i) first, to the Company for securities that the Company proposes to register for its own account; (ii) second, to any stockholders of the Company who exercised a contractual right to demand that such registration statement be filed, on a pari passu basis based upon the Registrable Securities held by such stockholders;
(iii) third, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement and to any other holders of incidental or "piggyback" registration rights requesting inclusion of their Registrable Securities in such registration statement, on a pari passu basis based upon the Registrable Securities held by such holders; and (v) fourth, to other securities of the Company to be registered on behalf of any other holder. Any Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the


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registration. Notwithstanding the foregoing, each Holder acknowledges and agrees that the allocation provisions set forth in this Section 2(d) are subject to adjustment in certain circumstances to allow the Company to comply with its obligations to the holders of Transfer Restricted Securities under the Warrant Holders Registration Rights Agreement; provided, however, that to the extent that the cutback provisions set forth in Section 2.2b of the Warrant Holders Registration Rights Agreement have the effect of limiting the number of the Holders' Registrable Securities included in any underwritten Piggyback Registration in a manner that is disproportionate to the other holders of incidental or "piggyback" registration rights (each, a "LIMITED PIGGYBACK REGISTRATION"), any Registrable Securities that may be included in any future underwritten Piggyback Registration by holders of incidental or "piggyback" registration rights shall be allocated first to the Holders until such time as such Registrable Securities of the Holders requested to be included in the Limited Piggyback Registration but not included as a result of the foregoing have been included in such Piggyback Registration and, only thereafter, will the remaining Registrable Securities available to be included in such Piggyback Registration be allocated to the Holders and any other holders of incidental or "piggyback" registration rights on a pari passu basis based upon the Registrable Securities held by such holders. For any Holder which is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "Holder," and any pro rata reduction with respect to such "Holder" shall be based upon the aggregate amount of shares carrying registration rights owned by all Persons included in such "Holder," as defined in this sentence.

     3. Demand and Form S-3 Registrations.

          (a) Demand Registration.

               (i) Request by Holders. If the Company shall receive at any time after six (6) months after the effective date of the Company's initial public offering of its securities pursuant to a registration filed under the Act, a written request from the Holders of a majority of the Registrable Securities then outstanding that the Company file a registration statement under the Act covering the registration of Registrable Securities pursuant to this Section 3(a), then the Company shall, within twenty (20) days after the receipt of such written request, give written notice of such request (the "REQUEST NOTICE") to all Holders, and effect, as soon as practicable, the registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of the Registrable Securities as are specified in such request and any additional requests by other Holders received by the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 3(a); provided that the Registrable Securities requested to be registered pursuant to such request must have an anticipated aggregate price to the public (before any underwriting discounts and commissions) of not less than Twenty-Five Million Dollars ($25,000,000).

               (ii) Maximum Number of Demand Registrations. Notwithstanding the limitations set forth in Section 3(a)(i), and in addition to the rights set forth therein, the Company is obligated pursuant to this Section 3(a) to effect one (1) demand registration for Intel and its Permitted Transferees and one (1) demand registration for Motorola and its Permitted Transferees; provided, however, if all of the Holders' Registrable Securities that were requested to be included in a registration pursuant to this Section 3(a) were not included in such registration


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as a result of cutback provisions imposed by a managing underwriter pursuant to
Section 3(c) or otherwise, then such registration shall not count against Holder as a demand registration under this Section 3(a)(ii) and the Company shall be obligated to effect one (1) additional registration pursuant to this Section 3(a).

               (iii) Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 3(a), a certificate signed by the President or Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed at such time and it is therefore essential to defer the filing of such registration statement, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

               (iv) Expenses for Withdrawn Registrations. Notwithstanding the provisions of Section 5(a), the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 3(a) if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree to forfeit their right to the demand registration pursuant to this Section 3(a) (in which case such right shall be forfeited by all Holders of Registrable Securities); provided, further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not actually known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their demand registration right pursuant to this Section 3(a) notwithstanding such withdrawal.

          (b) Form S-3 Registration.

               (i) After the Company is eligible to register Registrable Securities on Form S-3, each Holder shall have the right to demand the Company effect a registration with respect to all or a part of its Registrable Securities on Form S-3 and any related qualification or compliance. Any such demand shall not be considered a demand registration request pursuant to Section 3(a). Upon receipt of written request, the Company shall, as soon as practicable, (i) give written notice of the proposed registration to all other Holders, and any related qualification and compliance, and (ii) effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's Registrable Securities as are specified in such request together with the Registrable Securities requested to be included by any other Holders who notify the Company in writing within 10 business days after receipt of such notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 3(b):

                    (A) if Form S-3 is not available for such offering by the Holder;


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                    (B) if the Holder, together with the holders of any other
securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than Five Million Dollars ($5,000,000);

                    (C) if the Company shall furnish to the Holder a certificate signed by the President or Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement no more than once during any twelve (12) month period for a period of not more than one hundred eighty (180) days following receipt of the request of the Holder under this Section 3(b);

                    (D) if the Company has, within the 12 month period preceding the date of such request, already effected one (1) registration on Form S-3 pursuant to this Section 3(b); provided, however, if all of the Holders' Registrable Securities requested to be included in the prior registration were not included in the prior registration as a result of cutback provisions imposed by a managing underwriter pursuant to Section 3(c) below, then the Holders shall have the right to demand one (1) additional registration on Form S-3 during such 12-month period; or

                    (E) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

          (c) Underwriting. If the Holders initiating the registration request under this Section 3 (the "INITIATING HOLDERS") intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of its request made pursuant to this Section 3 and the Company shall include such information in the notices referred to in Section 3(a)(i) or Section 3(b)(i), as applicable. In such event, the right of any Holder to include his, her or its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Company and approved by a majority in interest of the Initiating Holders. Notwithstanding any other provision of Section 3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten then the Company shall so advise all Holders of Registrable Securities that would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated
(i) first, to each of the Holders who exercised a contractual right, pursuant to
Section 3 to demand that such registration statement be filed, on a pari passu basis based upon the Registrable Securities held by such Holders; (ii) second, to any other holders of incidental or "piggyback" registration rights requesting inclusion of their Registrable Securities in such registration statement, on a pari passu basis based upon the Registrable Securities held by such holders; and
(iii) third, other securities of the Company to be registered on behalf of any other holder. If, as a result of the


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cutback provisions of the preceding sentence, a Holder is not entitled to include all of its requested Registrable Shares in such registration, then the Holder may elect to withdraw its request to include any or all of its Registrable Shares in such registration. Any Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the registration. Notwithstanding the foregoing, each Holder acknowledges and agrees that (a) the allocation provisions set forth in this Section 3(c) are subject to adjustment in certain circumstances to allow the Company to comply with its obligations to the holders of Transfer Restricted Securities under the Warrant Holders Registration Rights Agreement, and (b) the obligation of the Company to effect a registration pursuant to Section 3 is subject to the Company's covenant under
Section 2.1 of the Warrant Holders Registration Rights Agreement not to register any securities for certain holders in advance of registering the Transfer Restricted Securities pursuant to such agreement.

     4. Registration Procedures. In the case of each registration effected by the Company pursuant to Section 2 or Section 3, the Company will use commercially reasonable efforts to effect such registration, including:

          (a) Prepare and file with the Commission a registration statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to the counsel selected by the Holders of a majority of the Registrable Securities covered by such registration statement copies of all such documents proposed to be filed, including each preliminary prospectus, which documents shall be subject to the review and comment of such counsel);

          (b) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than thirty (30) days and comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition thereof by the Holders holding the securities covered by the registration statement as set forth in such registration statement;

          (c) Furnish to each Holder promptly, and in no event more than five business days after the same is prepared and filed with the Commission, such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holder;

          (d) Use reasonable efforts to register or qualify the Registrable Securities covered by the registration statement under such other securities or blue sky laws of such United States jurisdictions as the Holder thereof may reasonably request and do any and all other acts and things that may be reasonable necessary or advisable to enable such Holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Holder, provided that the Company will not be required to (a) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify for this subparagraph, (b) subject itself to taxation in any such jurisdiction or (c) consent to general service of process in any such jurisdiction;


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          (e) Notify each Holder promptly, but in no event more than two business days after the occurrence of the event, at any time when a registration statement under the Act that registers any of such Holder's Registrable Securities is effective, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of such Holder, the Company will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state a fact necessary to make the statements therein not misleading;

          (f) Cause all such Registrable Securities to be listed on such securities exchange or market on which the Company's Common Stock is then listed; and

          (g) Furnish, at a Holder's request, on the date that the Holder's Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (A) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to a Holder, if Holder requests registration and (B) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any.

     5. Registration Expenses; Delay.

          (a) Expenses of Company Registration. The Company shall pay (i) all of the Registration Expenses and (ii) all transfer taxes and brokerage and underwriters' discounts and commissions attributable to the securities being sold by the Company. Each Holder shall pay all transfer taxes and brokerage and underwriters' discounts and commissions attributable to the Registrable Securities being sold by such Holder.

          (b) Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation of this Agreement.

     6. Requirement to Discontinue Disposition. Each Holder agrees that, upon receipt of any notice from Company of the happening of any event of the kind described in Section 4(e), such Holder will discontinue disposition of its Registrable Securities pursuant to such registration statement until such Holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 4(e), or until such Holder is advised in writing by Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the prospectus, and, if so directed by the Company, such Holder will deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such Holder's possession, of the prospectus covering such Registrable Securities which are current at the time of the receipt of such notice.


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     7. Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2 or Section 3 with respect to a Holder's Registrable Securities that such Holder furnish to the Company for inclusion in the specific registration statement (and any prospectus included therein) such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of Holder's Registrable Securities; provided that the use of such information shall be limited to the specific registration statement (or any prospectus included therein) for which it was provided and shall not be used in any summary or free writing prospectus.

     8. Indemnification.

          (a) The Company agrees to indemnify and hold harmless, to the extent permitted by law, each Holder, its directors and officers and each person who controls the Company (within the meaning of the Act) and any of such person's agents or representatives, its legal counsel and accountants, any underwriter and any controlling person of such underwriter, and its legal counsel against all losses, liabilities, claims, damages and expenses ("LOSSES") caused by (A) any untrue or alleged untrue statement of material fact contained in any registration statement in which such Holder is participating, or any prospectus, preliminary prospectus, summary or free writing prospectus, or any amendment thereof or supplement to any of the foregoing or any omission or alleged omission of material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company or any underwriter by such Holder expressly for use therein or results from such Holder's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such Holder with the number of copies of the same requested by such Holder or (B) any violation or alleged violation by the Company of the Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under the Act, the Exchange Act or any state securities laws in connection with the sale of securities by such Holder pursuant to any registration statement in which such Holder is participating, and the Company, in each case, will reimburse each such Holder, officer, director, controlling person or other aforementioned person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such losses, liabilities, claims, damages or expenses or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 8 shall not apply to amounts paid in settlement of any such Losses if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

          (b) Each Holder, severally and not jointly, will indemnify, to the extent permitted by law, the Company, its directors and officers and each person who controls Company (within the meaning of the Act) and any of such person's agents or representatives, its legal counsel and accountants, any underwriter and any controlling person of such underwriter, against any Losses resulting from (A) any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use in such registration statement, or (B) such Holder's failure to deliver a


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

copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such Holder with the number of copies of the same requested by such Holder; and each such Holder will reimburse any person intended to be indemnified pursuant to this Section 8(b) for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such losses, liabilities, claims, damages or expenses or action as such expenses are incurred provided, however, that (i) the indemnity agreement contained in this Section 8(b) shall not apply to amounts paid in settlement of any Losses if such settlement is made without the consent of the Holder, which consent shall not be unreasonably withheld, and (ii) the obligations of such Holders hereunder shall be limited to an amount equal to the net proceeds to each such Holder from the sale of Registrable Securities in the transaction giving rise to the Losses.

          (c) The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party (as defined herein) or any officer, director, or controlling person of such Indemnified Party and will survive the transfer of Registrable Securities. The Indemnifying Party also agrees to make such provisions, as are reasonably requested by an Indemnified Party, for contributions (in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the actions that gave rise to any Losses) to such party in the event such Indemnifying Party's indemnification is unavailable for any reason; provided, however, that in no event shall any contribution by a Holder under this Section 8(c) exceed the net proceeds to such Holder from the sale of Registrable Securities in the transaction giving rise to the Losses.

          (d) Each party entitled to indemnification under this Section 8 (the "INDEMNIFIED PARTY") shall give notice to the party required to provide indemnification (the "INDEMNIFYING PARTY") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld) and the Indemnified Party may participate in such defense at the Indemnified Party's expense (unless the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in such action, in which case the fees and expenses of counsel shall be at the expense of the Indemnifying Party), and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 8 unless the Indemnifying Party is materially prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. The Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

          (e) If the indemnification provided for in this Section 8 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any Losses, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other, in connection with the statements or omissions which resulted in Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall any contribution by a Holder under this Section 8(e) exceed the net proceeds to such Holder from the sale of Registrable Securities in the transaction giving rise to the Losses. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

          (f) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with any underwritten public offering contemplated by this Agreement are in conflict with the foregoing provisions, the provisions in such underwriting agreement shall be controlling.

          (g) The obligations of the Company and Holders under this Section 8 shall survive the completion of any offering of Registrable Securities in a registration statement under Section 2 or Section 3 and otherwise.

     9. Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may permit the sale of restricted securities to the public without registration the Company agrees to:

          (a) keep public information available as those terms are understood and defined in Rule 144, at all times from and after ninety (90) days following the effective date of the first registration under the Act filed by the Company for an offering of its Common Stock to the general public;

          (b) file with the Commission all reports and other documents required of the Company under the Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

          (c) so long as any Holder owns any Registrable Securities, furnish to such Holder upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

     10. "Market Stand-off" Agreement. If requested by the Company or an underwriter of capital stock or other securities of the Company in connection with the Company's initial public offering, each Holder agrees not to sell or otherwise transfer or dispose of any capital stock or other securities of the Company, excluding capital stock acquired in the Company's initial public offering, held by such Holder during the 180 day period following such initial public offering, provided that all directors and officers of the Company and stockholders owning at least 2% of the Company's capital stock agree to the same transfer restrictions. Any provisions allowing for discretionary waivers or termination of the transfer restrictions in similar agreements by and among the Company and any of the Company's directors, officers, shareholders or representatives of the underwriters shall also be offered to the Holders. If requested by a managing underwriter in connection with the Company's initial public offering, such Holder shall execute a separate agreement to the foregoing effect. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of such period.

     11. Rights Granted to Other Investors.

          (a) [***] This Section 11(a) will terminate upon the closing of a firmly underwritten public offering of any of the Common Stock.

          (b) The Company shall not grant any registration rights relating to its securities after the date hereof without the written consent of the Investors holding a majority of the Registrable Securities held by the Investors unless such rights are subordinate to or pari passu with the rights of the Investors under this Agreement.

     12. Termination. The registration rights set forth in this Agreement shall terminate and not be available to each Holder on the earlier of (i) the date that the Registrable Securities then owned by such Holder can be sold without restriction in any 90-day period pursuant to Rule 144 under the Act and (ii) the date that is five (5) years following the consummation of the Company's initial public offering of its Common Stock. In addition, the registration rights set forth in this Agreement shall terminate upon the transfer or assignment of all of the Registrable Securities held by all Holders to parties who are not Permitted Transferees. Upon termination pursuant to this Section 12 the Company shall no longer be obligated to provide notice of a proposed registration to such Holder.

     13. Notices. All communications provided for hereunder shall be sent by first-class mail or facsimile and (a) if addressed to a Holder, addressed to the Holder at the address or fax number set forth below such Holder's signature, or at such other address or fax number as such Holder shall have furnished to the Company in writing or (b) if addressed to the Company, to the address or fax number set forth below the Company's signature or at such other address or fax number, or to the attention of such other officer, as the Company shall have furnished to Holder in writing. Notices sent by first-class mail shall be deemed received three days after the date of deposit of such notice in the United States mail. Notices sent by facsimile shall be deemed received upon receipt by the notified party's facsimile machine.

     14. No Assignment. This Agreement is personal to each Investor and shall not be assignable, by operation of law or otherwise to any third party, except as set forth herein. Notwithstanding the foregoing, any Permitted Transferee of an Investor shall be entitled to the rights granted hereunder, provided that the Company is given written notice at the time of said

[*** Confidential Treatment Requested]
transfer or assignment identifying the name and address of the Permitted Transferee and that the Permitted Transferee assumes in writing the obligations of the Investor under this Agreement.

     15. Descriptive Headings. The descriptive headings of the several sections and paragraphs of this Agreement are inserted for reference only and shall not limit or otherwise affect the meaning hereof.

     16. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Delaware.

     17. No Inconsistent Agreements. The Company will not on or after the date of this Agreement enter into any agreement with respect to its securities that conflicts with or would limit the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof.

     18. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively) only upon the written consent of the Company and each Investor. The failure of any party to insist on or to enforce strict performance by the other parties of any of the provisions of this Agreement or to exercise any right or remedy under this Agreement shall not be construed as a waiver or relinquishment to any extent of that party's right to assert or rely on any provisions, rights or remedies in that or any other instance; rather, the provisions, rights and remedies shall remain in full force and effect.

     19. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this agreement to be executed and delivered as of the date first above written.

COMPANY:

CLEARWIRE CORPORATION                   Address:
                                        5808 Lake Washington Blvd. NE, Suite 300
                                        Kirkland, WA 98033
By: /s/ Benjamin G. Wolff               Facsimile No: (425) 216-7900
    ---------------------------------   Attn: Broady Hodder, General Counsel
Name: Benjamin G. Wolff
Title: Co-President & Co-CEO


INVESTORS:

INTEL PACIFIC, INC.                     Address:
                                        c/o Intel Corporation
                                        2200 Mission College Blvd., RN6-46
By: /s/ Arvind Sodhari                  Santa Clara, CA 95054-1549
    ---------------------------------   Attn: Intel Capital Portfolio Manager
Name: Arvind Sodhari                    Fax Number: (408) 765-6038
Title: President


MOTOROLA, INC.                          Address:
                                        1475 W. Shure Drive
                                        Arlington Heights, IL 60004
By: /s/ Don McLellan                    Facsimile No: 847-632-3020
    ---------------------------------   Attn: Kevin Gilbert
Name: Don McLellan
Title: Corporate VP                     With a copy to:

                                        1303 East Algonquin Road
                                        Schaumburg, Illinois 60196
                                        Facsimile No: (847) 576-3750
                                        Attn: General Counsel

                                        and

                                        Winston & Strawn LLP
                                        35 West Wacker Drive
                                        Chicago, Illinois 60601
                                        Attention: Oscar A. David, Esq.
                                        Fax: (312) 558-5700

             [SIGNATURE PAGE TO CLEARWIRE INVESTOR RIGHTS AGREEMENT]